EXHIBIT 10.12






     AGREEMENT for the SALE, PURCHASE and TRANSFER of SHARES


THIS AGREEMENT is entered into on this 23 th day of August 2002 between and among the following parties:

1. B.V. Holding Maatschappij "De Hondsrug", a private company with limited liability, duly incorporated, organised and existing under the laws of the Netherlands, with registered seat and holding office at Amsterdam, the Netherlands, duly represented for the purpose of this agreement by Mr. O.J.A. van der Nap and Mr. D.H.J. Terpstra on behalf of "B.V. Maatschappij voor Executele en Trustzaken", hereinafter referred to as the "Seller",

     and

2. INVU International Holdings Limited, a foreign legal entity incorporated under English law, with corporate seat at Blisworth (United Kingdom) and holding office at at The Beren, Blisworth Hill Farm, Stoke Road, Blisworth, Northamptonshire NN7 3DB (United Kingdom), duly represented for the purpose of this Agreement by Mr. D. Morgan, an English citizen, living at 6 Andrews Close, Leire, Leicestershire LE17 5ER (United Kingdom),

     hereinafter referred to as the "Purchaser";


WHEREAS:

a) The Seller is the owner of 6,625,000 (six million six hundred and twenty five thousand) ordinary shares, numbered 1 up to and including 6,625,000, each share with a nominal value of one Dutch Guilder (NLG 1,00), or the equivalent of forty five eurocent (EUR 0.45) pursuant to article 2:178c of the Dutch Civil Code, in the share capital of Corsham Holding B.V., a private company with limited liability, duly incorporated, organised and existing under the laws of the Netherlands, with corporate seat at Amsterdam (the Netherlands) and holding office at Rokin 55, 1012 KK Amsterdam (the Netherlands), registered at the trade register of Amsterdam (the Netherlands) by number 33137753, (hereinafter referred to as the "Company"), representing all the issued capital of the Company;

b) The Seller wishes to sell and the Purchaser wishes to purchase the ownership of the Shares on the terms and conditions hereinafter contained.

c) The Seller is willing to sell the Shares to the Purchaser provided that the Purchaser shall use the company and its assets for bona fide transactions and the Purchaser has declared its intentions to use the Company and its assets for bona fide purposes.


NOW, THEREFORE, IT IS HEREBY AGREED as follows:

Article 1

The above Preamble is true and correct and is hereby incorporated into, and made an integral part of, this Agreement.


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Article 2

Based on the representations, warranties and convenants herein and subject to the terms and conditions as hereinafter set forth, the Seller hereby agrees to sell the Shares to the Purchaser and the Purchaser hereby agrees to Purchase the Shares from the Seller for the price as defined in article 3.1 hereof:
     6,625,000 (six million six hundred and twenty five thousand) ordinary shares, numbered 1 up to and including 6,625,000, each share with a nominal value of one Dutch Guilder (NLG 1,00), or the equivalent of forty five eurocent (EUR 0.45) pursuant to article 2:178c of the Dutch Civil Code, in the share capital of the Company, these shares representing all the issued and outstanding shares in the capital of the Company (hereinafter referred to as the "Shares").

Article 3

3.1 The purchase price for the Shares is an amount equalling the net asset value of the Company on the date of transfer of the Shares, as established on the basis of the Company's balance sheet, plus un upcount of 18.5% over the in the financial year 2002 until the date of transfer of the Shares realised profit before tax.

     The provisional balance sheet as per the date of transfer of the Shares shall be provided to the Purchaser before the date of transfer of the Shares. The provisional balance sheet will be made final at shortest notice after the date of transfer of the Shares, but in any case before 30 September 2002. The preliminary purchase price, based on the provisional balance sheet, is Euro 3,971,838 (being Euro 3,006,294 representing the net asset value of the company plus Euro 965,544 representing the upcount).

     If the definitive balance sheet differs from the provisional balance sheet, the parties hereto shall immediately settle (re-) payment of the corresponding part of the purchase price with interest as from the date of sale until the date of payment at the rate of 5 percent per year.

3.2 The purchase price as defined in article 3.1 hereof shall be settled as follows:

     A. The Seller is indebted to the Company for the amount of Euro 3,006,294.--(the "Debt")
     B. By co-signature of this agreement the Company releases and discharges the Seller from all claims or demands in respect of the Debt, and accepts the Purchaser as debtor in Lieu of the Seller
     C.   The Purchaser shall undertake to pay the balance of the purchase price amounting Euro 965,544.-  within .... day's after the shares have been transferred to the Purchaser by notarial deed, by a cash payment to the bank account of Seller. Final settlement of the purchase price shall be made in cash in accordance with article 3.1, paragraph 3 hereof
     D. Upon execution of the notarial deed of transfer of the Shares the Seller shall receive from the Purchaser a right of pledge on the Shares until the balance of the purchase price as mentioned in article 3.2.c has been received by the Seller. Upon receipt of the balance of the purchase price the Seller shall discharge the Purchaser for the payment of the purchase price in writing




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Article 4

The transfer of the Shares shall take place on this 23 th day of August 2002 at the Amsterdam office of CMS Derks Star Busmann, or such other place and date as the parties may agree, and will be effected by means of a notarial deed of transfer of Shares, substantially in the form of the draft deed of transfer attached hereto as Schedule 1, to be executed by Mr. F.R. Sterel (or his replacement), civil law notary in Amsterdam, the Netherlands.

Article 5

The Purchaser shall pay all notarial expenses in relation to and connected with the alteration of the Company's articles of association in connection with the change of the Company's name, the transfer of the ownership of the Shares and transfers of money. Otherwise each of the parties hereto shall bear the costs of its own advisors.

Article 6

6.1 The Seller guarantees the Purchaser and warrants that the definitive Balance Sheet will give a complete, accurate and reliable account of the assets, liabilities and capital of the Company as of the date thereof, all in accordance with standard accounting principles, and the Seller binds himself to indemnify the Purchaser for all financial damages that arise for the Purchaser from possible inaccuracies in the Balance Sheet.

6.2 The Seller is obliged to fully indemnify the Purchaser for all tax claims, relating (tax)lawyer costs provided they are reasonable, and all other debts and financial liabilities that arise from transactions made with third parties before the date of transfer of the Shares in the Company which, in contrast to the Balance Sheet, appear to exist or are alleged to exist.

      The aforementioned indemnification will, in relation to all tax related issues, be limited to a period of five years, this period commencing on the date of the notarial deed of transfer of the Shares, and the aforementioned indemnification will with respect to all other matters, be limited to a period of two years, this period commencing on the date of the notarial deed of transfer of the Shares.

      Notwithstanding the above, the Seller unconditionally is obliged to indemnify the Purchaser against the existence of any liabilities in contrast to the Balance Sheet appearing from a contract of employment and/or a previous contract of employment of persons that have been working for or with the Company. As per the date hereof the Company has no employees.

Article 7

The Seller warrants the Purchaser that:

     a. the Seller is the owner of the shares and is free to transfer the unrestricted ownership of the Shares to the Purchaser;
     b. there are no options or other rights through which third parties can claim one or more of the Shares;
     c. the Shares are not encumbered with any rights of usufruct, pledge or any other security rights and no third parties can rightfully claim, in or out of court, any rights of usufruct, pledged or any security rights on the Shares;
     d. no registered depository receipts ("certificaten van aandelen") of the Shares sold and transferred hereunder have been issued or assigned;


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     e.   the Shares are fully paid up;
     f. the Company is duly established, existing and in good standing under Dutch law and entitled to carry on such business as is conducted now. The Company has neither initiated nor is subject to any voluntary or involuntary liquidation or dissolution proceedings, nor are any of such proceedings threatened, nor has notice from the Chamber of Commerce as referred to in article 19a paragraph 3 Book 2 of the Civil code been received;
     g. there have been no resolutions leading to a change in the articles of association or leading to the dissolution of the Company other than with knowledge and consent of the Purchaser;
     h. there are no shareholders resolutions concerning the paying out of dividends, reserves of capital that still have to be effected and furthermore that no shareholder resolutions have been taken that have not been revealed to the Purchaser;
     i. the Seller will not and cannot make any claims whatsoever vis-a-vis the Company regarding the payment of a final or interim dividend not yet made payable over past financial years or over the current financial year;
     j.   the  shareholders  register of the  Company is  complete  and has been updated;
     k. the Company has full and unencumbered title to all her assets and that these are not subject to any rights of pledge, assignment or any contract of sale;
     l.   there is no legal procedure of whatever nature pending or threatening;
     m. all tax filings have been made on time and that there are no arrears; the corporate tax return concerning the fiscal year ended 31 December 2001 has been filed;
     n. on request of the Purchaser all books and records of the Company relevant to the Purchaser will be transferred to the Purchaser by the Seller and that the Seller has not withheld or concealed any information;
     o. if after the date hereof proceedings should be instituted against the Company which result from (legal) facts which occurred before the date of this Agreement, all damages and other adverse consequences resulting for the account of the Purchaser from such proceedings, including, but not limited to, the costs of legal representation, shall be paid in full by the Seller, as if those proceedings had been instituted directly against the Seller. The Purchaser undertakes to notify the Seller immediately if such proceedings are instituted and shall give the Seller the opportunity to defend, for its own risk and account, the Company against the claim of any third party or to reach, for its own risk and account, a settlement with such third party;

Article 8

The Purchaser warrants the Seller that:

     a. the Purchaser shall within one week after the transfer of the Shares arrange for the Company's address to be changed;

     b. the Purchaser will, notwithstanding Seller's obligation as referred to in article 6.2. enable the Company financially to meet its obligations vis-a-vis the Netherlands tax authorities (e.g. ex article 40 Tax Collection Act 1990), to fully indemnify Seller should the Company fail to meet such obligations and furthermore to act in such a way as may be expected from a conscientious corporation in this respect.

Article 9

The Seller does not accept liability for any negative fiscal consequences the Purchaser and/or the Company might suffer as a result of this transaction, except for the representations and warranties set forth in this agreement.

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Article 10

The Seller and the Purchaser undertake to notify the other party immediately if and when any information materially relevant to the Company becomes known to such party. The notification, which notification will be given in writing, will state the nature of the information. In case the party that has become aware of any information materially relevant to the Company does not comply with the obligation stated in this article, this party will be solely liable for any and all claims resulting out of or in relation to such information.

Article 11

The Seller and the Purchaser bind themselves herewith to take all actions necessary for the transfer of the Shares.

Article 12

The Seller shall, as far as necessary, co-operate in the discharging of the director now in function and in the appointing of directors and/or supervisory directors to be named by the Purchaser.


Article 13

This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any disputes arising under this agreement or any other agreement resulting thereof shall be brought in first instance before the competent court of Amsterdam, the Netherlands.

Signed in threefold on this 23 th day of August 2002



B.V. Maatschappij voor Executele
 en Trustzaken                               INVU International Holdings Limited
on behalf B.V. Holding
 Maatschappij "De Hondsrug"




O.J.A. van der Nap / D.H.J. Terpstra         D. Morgan